Exhibit 99.1

Isle of Capri Casinos, Inc.

Announces Early Tender Results and Initial Settlement

of Cash Tender Offer

ST. LOUIS, May 1, 2017 – Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) today announced the early tender results and initial settlement of the previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 5.875% Senior Notes due 2021 (CUSIP No. 464592 AQ7) (the “Notes”). The terms and conditions of the Tender Offer are described in the Company’s Offer to Purchase dated April 17, 2017 (the “Offer to Purchase”).

As of 5:00 p.m., New York City time, on April 28, 2017 (the “Early Tender Date”), $252,910,000 aggregate principal amount of Notes (representing approximately 56.20% of outstanding Notes) had been validly tendered (the “Early Tender Notes”). On May 1, 2017, the Company accepted for purchase and purchased all Early Tender Notes.

Holders of the Early Tender Notes received the total consideration of $1,031.88 per $1,000 principal amount of Notes tendered, which includes an early tender payment of $2.50 per $1,000 principal amount of Notes tendered (the “Early Tender Payment”). In addition, holders of the Early Tender Notes received accrued and unpaid interest up to, but not including, the date of payment for the Notes.

Holders validly tendering Notes after the Early Tender Date but prior to 11:59 p.m. New York City time, on May 12, 2017, unless extended or earlier terminated by the Company (the “Expiration Date”) will not be eligible to receive the Early Tender Payment, but will be eligible to receive the tender offer consideration of $1,029.38 per $1,000 principal amount of Notes tendered, plus accrued and unpaid interest up to, but not including, the date of payment for such Notes. Other than as required by applicable law, tendered Notes may not be withdrawn after the Early Tender Date. The Company’s obligation to purchase the Early Tender Notes was, and acceptance of Notes tendered after the Early Tender Date but at or before the Expiration Date is, subject to the satisfaction or waiver of certain conditions as set forth in the Offer to Purchase. The final settlement will be promptly after the Expiration Date, and is expected to be on May 15, 2017.

The Company has engaged J.P. Morgan Securities LLC to act as the dealer manager in connection with the Tender Offer. Questions regarding the Tender Offer may be directed to J.P. Morgan Securities LLC at (212) 834-4811 (collect) or (866) 834-4666 (US toll-free). Requests for documentation may be directed to D.F. King & Co., Inc., at (866) 530-8636 (US toll-free) or (212) 269-5550 (for bankers and brokers) or via email to isle@dfking.com.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any securities. The Tender Offer is being made solely pursuant to the Offer to Purchase, which sets forth the complete terms of the Tender Offer.

ABOUT ISLE OF CAPRI CASINOS

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with an exceptional experience at each of the 13 casino properties that it owns or operates, primarily under the Isle and Lady Luck brands. On May 1, 2017, Eldorado Resorts, Inc. (NASDAQ: ERI) (“ERI”) and the Company announced that the previously announced merger of the Company and ERI has been consummated, resulting in ERI’s acquisition of all of the outstanding shares of the Company. More information is available at the Company’s website, www.islecorp.com.

FORWARD-LOOKING STATEMENTS

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.